SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                             MACROVISION CORPORATION
                            -------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                         -------------------------------
                         (Title of Class of Securities)

                                    899690101
                                 --------------
                                 (CUSIP Number)

                                 August 31, 2000
            ---------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

      Check appropriate box to designate the rule pursuant to which this
Schedule is filed:

   |_|      Rule 13d-1(b)

   |X|      Rule 13d-1(c)

   |_|      Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                                Page 1 of 5 Pages

CUSIP No. 899690101                    13G                           Page 2 of 5
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Matthew Christiano  ###-##-####
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          7,970,696
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       7,970,696
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    7,970,696
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    16.08%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

Schedule 13G                                                   Page 3 of 5 Pages
-----------------

Item 1.

      (a)   Name of Issuer: Macrovision Corporation

      (b)   Address of Issuer's Principal Executive Offices:

            1341 Orleans Drive
            Sunnyvale, CA 94089

Item 2.

      (a)   Name of Person Filing:

            Matthew Christiano

      (b)   Address of Principal Business Office or, if none, Residence:

            21120 Wardell Road
            Saratoga, CA 95070

      (c)   Citizenship: U.S.A.

      (d)   Title of Class Securities: Common Stock

      (e)   CUSIP Number: 899690101

Item 3.

      Not applicable.

Item 4. Ownership

      (a)   Amount Beneficially Owned:

            7,970,696, as of August 31, 2000. Includes 441,763 shares held by the Matthew Christiano Annuity Trust and 3,941,609 shares held by Sallie J. Calhoun, the spouse of Matthew Christiano (which shares held by Sallie J. Calhoun also include 441,763 shares held by the Sallie J. Calhoun Annuity Trust).

Schedule 13G                                                   Page 4 of 5 Pages
----------------------

      (b)   Percent of Class: 16.08%, as of August 31, 2000.

      (c)   Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote:

            (ii)  shared power to vote or to direct the vote:

                  7,970,696

            (iii) sole power to dispose or to direct the disposition of:

            (iv)  shared power to dispose or to direct the disposition of:

                  7,970,696

Item 5. Ownership of Five Percent or Less of a Class

      Not applicable.

Item 6.

      Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

      Not Applicable.

Item 8. Identification and Classification of Members of the Group

      Not applicable.

Item 9. Notice of Dissolution of the Group

      Not applicable.

Schedule 13G                                                   Page 5 of 5 Pages
--------------------

Item 10. Certification

      By signing below I certify that, to the best if my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquire and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        Date:  September 7, 2000


                                        /s/ Matthew Christiano
                                        ----------------------------------------
                                        Matthew Christiano